Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alphabet Inc. Deferred Compensation Plan of our reports dated February 2, 2017, with respect to the consolidated financial statements and schedule of Alphabet Inc. and the effectiveness of internal control over financial reporting of Alphabet Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 2, 2017